Exhibit 10.18
SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $0.01 par value (the “Stock”), to the optionee named below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2008 Omnibus Incentive Plan (the “Plan”).
Grant Date:                                         , 200___
Name of Optionee:
Optionee’s Employee Identification Number:           -          -
Number of Shares Covered by Option:
Option Price per Share: $           .           (At least 100% of Fair Market Value) 1/
          By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement is inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Optionee:		Date:
(Signature)

Company:		Date:
(Signature)

Title:
Attachment
This is not a stock certificate or a negotiable instrument.

1/	Note, as to any 10% Shareholder, the Option Price must be 110% of FMV and the option term limited to 5 years.

SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company or an Affiliate (“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option three months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of Section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet, on each of the next three anniversaries of the Grant Date provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

No additional shares of Stock will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than

death, Disability or Cause (as defined below), then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

For purposes of this Agreement, “Cause” means termination of your employment by the Company or an Affiliate if (a) you are indicted for, convicted of, or plead nolo contendre to, a felony; (b) you are found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (c) in the reasonable judgment of the Board, you have compromised trade secrets or other similarly valuable proprietary information of the Company; (d) in the reasonable judgment of the Board, you have engaged in gross or willful misconduct that causes harm to the business and operations of the Company or any of its affiliates, the continuation of which will continue to harm the business and operations of the Company or any of its affiliates in the future; (e) your continued and substantial failure to attempt in good faith to perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice from the Company; or (f) your failure to attempt in good faith to promptly follow a written direction of the Board or a more senior officer, provided that the failure shall not be considered Cause if you, in good faith, believe that such direction, or implementation thereof, is illegal or inconsistent with the Company’s policies and you promptly so notify the Chair of the Board in writing.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company on any business day by filing the proper “Notice of Exercise” form at the Company’s principal office. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• Subject to the Company then being current with its periodic report filings with the SEC, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements at the time of exercise to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that your employer determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, your employer shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested (i) if it is not assumed, or an equivalent option is not substituted for the option, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your

Service by reason of (i) your involuntary dismissal by the Company or any Affiliate or their successor for reasons other than Cause; or (ii) your voluntary resignation for good reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company or any Affiliate, or if none, then as set forth in the Plan following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company or any Affiliate requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliate) in any capacity. The Company (or any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for any shares of Stock acquired by on exercise of this option have been issued to you (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued or an appropriate book entry has been made.

Repurchase Rights	The Company has the right to repurchase any or all of the shares of Stock acquired pursuant to this option, within the two prior years, at a price equal to the option price paid for such shares, (i) if you violate any agreement covering (a) non-competition with the Company or an Affiliate or (b) non-disclosure of confidential information of the Company or an Affiliate, (ii) if you are terminated for Cause or (iii) if, subsequent to termination of your service with the Company or an Affiliate, the Board determines that you committed acts or omissions which would have been the basis for a termination of your service for Cause had such acts or omissions been discovered prior to termination of your service. A notice of repurchase shall specify the price and date of closing of such repurchase, which shall be no later than 30 days from the date the Company exercises such right. In the event any such repurchase right is exercised, you shall be obligated to sell such stock to the Company. If the shares of Stock have been sold prior to the Board’s determination, you shall be required to pay to the Company an amount equal to the amount realized on such sale by you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference..

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company or any Affiliate may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company or any Affiliate to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company or any Affiliate to process any such personal data. You also give explicit consent to the Company or any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the General Counsel at (703) 273-7500 to request paper copies of these documents.

Certain Dispositions	If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
     By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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